FIRST AMENDMENT TO INDUSTRIAL BUILDING LEASE

THIS FIRST AMENDMENT TO INDUSTRIAL BUILDING LEASE (this “Amendment”) is made and entered into as of this 25th day of April, 2007, by and between WEST 55TH STREET INVESTORS LLC, a Delaware limited liability company (“Landlord”) and WELLS GARDNER ELECTRONICS CORPORATION, an Illinois corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord's predecessor-in-interest, Centerpoint Realty Services Corporation, and Tenant entered into that certain Industrial Building Lease dated February 7, 2001 (the “Current Lease”), pursuant to which Tenant leases certain premises (the “Premises”) consisting of 104,110 square feet in the building located at 9500 West 55th Street, Suite A, McCook, Illinois (the “Building”), as more particularly set forth in the Current Lease; and

WHEREAS, Landlord and Tenant desire to amend the Current Lease according to the terms hereof to, among other things, extend the Term of the Lease.

NOW THEREFORE, for and in consideration of the covenants and agreements hereinafter set forth, and also in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby mutually agree as follows:

1.  Controlling Language; Definitions; Deletions.  Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Current Lease, the terms and provisions of this Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Current Lease shall remain unmodified in full force and effect.  Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Current Lease.

2.  Term of the Lease.  The Term of the Lease is hereby extended for a period of five (5) years beginning on May 1, 2008 and ending on April 30, 2013, inclusive (the “Renewal Term”), on all the terms, covenants and conditions of the Current Lease, except as hereinafter set forth, and any reference in the Current Lease to the Term of the Lease shall be deemed to include the Renewal Term and apply thereto unless it is expressly provided otherwise.  Likewise, any reference in the Current Lease to the Termination Date of the Lease shall be deemed to mean April 30, 2013.

3.  Rent.  Tenant agrees to pay as rent to Landlord, the aggregate of the following, all of which are rent reserved under the Lease:

A.           Monthly Base Rent.  Commencing on the date this Amendment is fully-executed, Tenant shall pay Landlord Base Rent for the Premises pursuant to the following schedule:

Period	Annual Base Rent Per R.S.F.	Total Annual Base Rent	Monthly Installment
Date this Amendment is fully-executed through April 30, 2008 (subject to Base Rent abatement provided below)	$4.50	$468,495.00	$39,041.25
May 1, 2008 through April 30, 2009	$4.61	$479,947.10	$39,995.59
May 1, 2009 through April 30, 2010	$4.73	$492,440.30	$41,036.69
May 1, 2010 through April 30, 2011	$4.85	$504,933.50	$42,077.79
May 1, 2011 through April 30, 2012	$4.97	$517,426.70	$43,118.89
May 1, 2012 through April 30, 2013	$5.09	$529,919.90	$44,159.99

B.           Rent Adjustments.  Commencing on the date this Amendment is fully-executed and continuing during the Renewal Term, Tenant shall continue to pay Rent Adjustments in accordance with the terms of the Current Lease.

C.           Base Rent Abatement.  So long as no event of default is continuing under the Lease, Base Rent shall abate for the first three (3) months after the date this Amendment is fully-executed.

4.  Security Deposit.  As of the date this Amendment if fully-executed, the security deposit (which may be in the form of a letter of credit as specified in Section 31.2 of the Current Lease) shall be reduced to $150,000.00.

5.  Condition of Premises.  Other than as provided below, Landlord is leasing the Premises to Tenant during the Renewal Term in its “as is” condition, without any promise of Landlord to alter, remodel or improve the Premises and without any representations or warranties made by Landlord or its agents to Tenant or Tenant’s agents with respect to the condition of the Premises including, without limitation, any express or implied warranties of merchantability, fitness or habitability, and Tenant has not relied on any such representations or warranties.

6.  Termination Option.  (A) Subject to the satisfaction of the conditions set forth in this paragraph, Tenant shall have one option to terminate the Lease in its entirety (the “Termination Option”) effective as of April 30, 2009 (the “Early Termination Date”) by providing written notice to Landlord (the “Termination Notice”) no later than April 30, 2008.  As a condition to Tenant's ability to exercise the Termination Option: (i) a law imposing a tax on gross receipts or other tax not based upon Tenant’s net income must have been enacted by the State of Illinois after the date of this Amendment and before April 30, 2008; (ii) according to Tenant’s reasonable projections, such tax would on an annual basis cost Tenant $150,000.00 or more; and (iii) Tenant provides Landlord with reasonable documentation or other information to substantiate such reasonable projections.

A.           If Tenant delivers the Termination Notice in accordance with the terms and conditions of this Paragraph 6, timely pays the Termination Fee (defined below) as provided in Paragraph 6C hereof, and the condition set forth above is satisfied, then as of the Early Termination Date, the Lease shall terminate, and Tenant shall be and remain liable for the payment to Landlord of all Rent and other sums due and/or accrued, and for the performance and keeping of all the covenants, agreements and obligations under the Lease to be performed, paid and kept by Tenant prior to such Early Termination Date.  Following Tenant's exercise of its Termination Option, if Tenant fails to vacate the Premises and surrender possession thereof to Landlord in accordance with the terms of the Lease on or prior to the Early Termination Date, such failure shall be treated as a holding over by Tenant and Landlord shall be entitled to all of its remedies under the Lease as set forth in the holdover section hereof until Tenant vacates.

B.           Except for Tenant’s obligation to pay Rent and other charges due under the terms of the Lease through the Early Termination Date, Tenant’s sole monetary obligation with respect to such early termination shall be to pay Landlord a termination fee equal to $468,495.00 (the “Termination Fee”).  Tenant shall pay: (i) $312,633.33 of the Termination Fee with the delivery of the Termination Notice, and (ii) $155,861.67 of the Termination Fee at least thirty (30) days in advance of the Early Termination Date.  If Tenant fails to timely pay the Termination Fee, then at Landlord's sole election, the exercise of the Termination Option shall be null and void and the Lease shall continue in full force and effect as if Tenant had not exercised the Termination Option.  Acceptance by Landlord of the Termination Fee shall constitute a release of the Tenant from any and all of its obligations under the Lease accruing after the Early Termination Date, except any obligations which by their terms are intended to survive any early termination or expiration of the Lease (including, without limitation, the reconciliation of any Rent Adjustments).

7.  Deletion of Certain Provisions.  As of the date of this Amendment, Article XXXIII (Renewal Option) and Article XXXV (Right of First Opportunity) are hereby deleted in their entirety and are of no further force or effect.

8.  Real Estate Broker.  Tenant and Landlord each represent to the other that it has not dealt with any real estate broker with respect to this Amendment except for Nicolson Porter & List Inc. (“Nicolson”) and no other broker is in any way entitled to any broker’s fee or other payment in connection with this Amendment based upon its acts.  Landlord, at its sole cost and expense, shall pay any and all fees and compensation due and payable to Nicolson with respect to this Amendment, and shall indemnify and defend Tenant against any claims by Nicolson for any payment in connection with this Amendment.  Tenant shall indemnify and defend Landlord against any claims by any other broker or third party claiming through Tenant for any payment of any kind in connection with this Amendment arising from a breach by Tenant of the foregoing representation.  Landlord shall indemnify and defend Tenant against any claims by any other broker or third party claiming through Landlord for any payment of any kind in connection with this Amendment arising from a breach by Landlord of the foregoing representation.

9.  Miscellaneous.  Landlord and Tenant hereby agree that (a) this Amendment is incorporated into and made a part of the Lease, (b) any and all references to the Lease hereinafter shall include this Amendment, and (c) the Lease and all terms, conditions and provisions of the Lease are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove. This Amendment shall be governed by and construed under the laws of the State of Illinois, without regard to the conflicts of laws principles thereof.

[Signatures On The Following Page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

LANDLORD:

WEST 55TH STREET INVESTORS LLC, a Delaware limited liability company

By:	UBS Realty Investors, LLC, a Massachusetts limited liability company, its Manager

By: /s/ J. Raymond Frazier
Name: J. Raymond Frazier
Title: Director

TENANT:

WELLS GARDNER ELECTRONICS CORPORATION, an Illinois corporation

By:	/s/ James F. Brace
Name:	James. F. Brace
Title:	VP, Secretary, Treasurer & CFO

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